Exhibit 3.64

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

BRUCE INDUSTRIES ACQUISITION CORP.

It is hereby certified that:

1.         The name of the corporation, before the effective date of this amendment, is Bruce Industries Acquisition Corp. (the “Corporation”).

2.         The Certificate of Incorporation of the Corporation is hereby amended as follows:

The text of Article I is deleted in its entirety and replaced with the following:

The name of this Corporation is Malaysian Aerospace Services, Inc.

3.         The amendment does not provide for a change in stock or the rights of stockholders, or an exchange, reclassification, subdivision, combination or cancellation of stock or rights of stockholders.

4.         The amendment herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

Dated: January 19, 2007.

BRUCE INDUSTRIES ACQUISITION CORP.

/s/ Chris Anderson
Chris Anderson, President

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:37 PM 01/19/2007
FILED 06:09 PM 01/19/2007
SRV 070065561 – 4160691 FILE